Exhibit 99.1

RenaissanceRe Holdings Ltd. Announces Redemption of Remaining 6.60% Series D

Preference Shares and Partial Redemption of 6.08% Series C Preference Shares

PEMBROKE, Bermuda, May 28, 2013 — RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that it has decided to call the remaining 6,000,000 of its outstanding 6.60% Series D Preference Shares (NYSE: RNRPRD; CUSIP: G7498P 40 8) and 5,000,000 of its outstanding 6.08% Series C Preference Shares (NYSE: RNRPRC; CUSIP: G7498P 30 9) for mandatory redemption on June 27, 2013. The redemption price will be $25 per Series D Preference Share and Series C Preference Share, plus accrued and unpaid dividends to June 27, 2013.

The Depository Trust Company (DTC), the securities’ holder of record, will determine by random lottery how the partial redemption of the Series C Preference Shares will be allocated, in accordance with DTC’s rules and procedures. All of the outstanding Series D Preference Shares will be called for redemption. On and after the redemption date, the Series C Preference Shares and Series D Preference Shares so redeemed will no longer be deemed to be outstanding, dividends on such Series C Preference Shares and Series D Preference Shares will cease to accrue, and all rights of the holders of such Series C Preference Shares and Series D Preference Shares will cease, except for the right to receive the redemption price, without interest thereon, upon surrender of such Series C Preference Shares or Series D Preference Shares, as applicable.

As of today there are 6,000,000 of the Series D Preference Shares outstanding, all of which are being called for redemption, and 10,000,000 Series C Preference Shares outstanding, of which 5,000,000 are being called for redemption. The notice of redemption has been mailed to registered holders of the Series C Preference Shares and Series D Preference Shares today. Requests for additional copies of the notice of redemption and the related materials should be directed to the redemption agent, Computershare Trust Company, N.A., at 250 Royall Street, Canton, MA 02021.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two reportable segments: (i) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain property catastrophe and specialty joint ventures managed by the Company’s ventures unit, and (ii) Lloyd’s, which includes reinsurance and insurance business written through Syndicate 1458.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company’s future business plans. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Investor Contact:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director of Investor Relations

or

Media Contact:

Kekst and Company

Peter Hill or Dawn Dover, 212-521-4800